Exhibit 10.4

TRANSITION SERVICES AGREEMENT

dated as of September 29, 2008

between

LEHMAN BROTHERS HOLDINGS INC.

and

NOMURA HOLDINGS INC.

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated September 29, 2008 (this “Agreement”), is made by and between Nomura Holdings Inc., a company incorporated in Japan (“Nomura”), and Lehman Brothers Holdings Inc., a Delaware corporation (“LBHI”).

RECITALS

WHEREAS, the Provisional Liquidators, the Sellers and Nomura have entered into an international asset purchase agreement concerning the acquisition by Nomura of certain assets of the business of the Lehman Brothers group in the Asia-Pacific region., dated as of September 29, 2008 (as may be amended from time to time, the “Nomura Purchase Agreement”);

WHEREAS, it is contemplated by the Nomura Purchase Agreement that (a) Nomura shall provide, or cause to be provided, to LBHI (and/or its Affiliates on the date hereof including the IMD Entities, collectively hereinafter referred to as the “LBHI Entities”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein and (b) LBHI shall provide, or cause to be provided, to Nomura (and/or its Affiliates, collectively hereinafter referred to as the “Nomura Entities”) certain services, use of facilities and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein; and

WHEREAS, the Nomura Purchase Agreement contemplates the execution and delivery of this Agreement by Nomura and LBHI.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01           Certain Defined Terms.  Unless otherwise defined herein, any capitalized term used herein shall have the same meaning as in the Nomura Purchase Agreement.  The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, control by a general partner, by contract or otherwise; provided that such other Person shall no longer be deemed an Affiliate once such control ceases, except to the extent such control ceases as a result of the appointment of liquidators or provisional liquidators, in which case such other Person shall (for the duration of the appointment of the liquidators or provisional liquidators) continue to be deemed an Affiliate.

“Bankruptcy Case” means Case No. 08-13555 of the Bankruptcy Court.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York (Manhattan) .

“BarCap” means Barclays Capital Inc.

“BarCap Purchase Agreement” means that certain Asset Purchase Agreement (as amended and supplemented), dated as of September 16, 2008, by and among LBHI, Lehman Brothers Inc., LB 745 LLC and BarCap.

“BarCap Services” means services that were being provided (x) by a Subsidiary of LBHI that was acquired by BarCap or one of its Affiliates pursuant to the BarCap Purchase Agreement or a vendor of such Subsidiary, and (y) by the LBHI Entities or a vendor thereof through the use of the assets acquired by or the employees transferred to BarCap or one of its Affiliates pursuant to the BarCap Purchase Agreement, to the IMD Business and any other businesses of the LBHI Entities prior to the closing of the transactions contemplated by the BarCap Purchase Agreement that were not acquired by BarCap thereunder.

“BarCap TSA” means that certain Transition Services Agreement, dated as of September 20, 2008, by and between LBHI and BarCap.

“Benchmark Period” means the twelve-month period prior to the Completion.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Force Majeure” means, with respect to a Person, an event beyond the control of such Person (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, sabotage, labor stoppage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or of Internet or telecommunications services.

“IMD Business” means the investment management business of LBHI and Lehman Brothers Inc. and their subsidiaries.

“IMD Entities” means (i) the entities that, on the date hereof, conduct the investment management business of LBHI and its Affiliates and (ii) in each case solely to the extent permitted under Section 9.10, their successors and assigns with respect to such business.

“Information Systems” means computing, telecommunications or other digital operating or processing systems or environments, including computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems.  When referenced in connection with the Services, Information Systems shall mean the Information Systems accessed and/or used in connection with the Services.

“Intellectual Property” means, collectively, all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to:   (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom and patents issuing thereon (collectively, “Patents”) and inventions, invention disclosures, discoveries and improvements, whether or not patentable, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, slogans, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof and all common law rights thereto (collectively, “Marks”), (iii) copyrights and registrations and applications therefor and renewals and extensions thereof, and works of authorship, databases and mask work rights, and all moral rights  (collectively, “Copyrights”), (iv) all Software, Technology, trade secrets and market and other data, and rights to limit the use or disclosure of any of the foregoing by any Person, and (v) all claims, causes of action and defenses relating to the enforcement of any of the foregoing.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation (including rules of any self-regulatory organization).

“Prime Rate” means the prime rate published in the Eastern Edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease to publish the prime rate.

“Provider” means the party hereto or its subsidiary or Affiliate providing a Service under this Agreement.

“Recipient” means a party hereto or its subsidiary or Affiliate to whom a Service is being provided under this Agreement.

“Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, attorney or other representative of such Person.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies and application programming interfaces, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all software-related specifications documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by a party.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, business and marketing information, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, non-public or confidential information, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

 “Termination Charges” shall mean any portion of any fees or expenses payable to any unaffiliated, third-party provider as a result of any early termination or reduction of a Service that cannot reasonably be avoided by the Provider.

“Virus” shall mean any computer instructions (i) that adversely affect the operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate without manual intervention; and/or (iii) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

ARTICLE 2

SERVICES AND TERMS

Section 2.01           Services; Scope.

(a)           Subject to the terms and conditions set forth in this Agreement, (i) Nomura shall provide, or cause to be provided, to the LBHI Entities those services (the “Nomura Services”) that were being provided by LBHI Entities which are transferring assets to the Purchasers and which employed the Transferred Employees  prior to the date of the Nomura Purchase Agreement, or a vendor thereof, to the IMD Business and any other businesses of the LBHI Entities receiving such services that were not acquired by Nomura under the Nomura Purchase Agreement (each such business, a “Retained LBHI Business”), and (ii) LBHI shall provide, or cause to be provided, to the Nomura Entities those services that were being provided by an LBHI Entity or a vendor thereof prior to the date of the Nomura Purchase Agreement to LBHI Entities which are transferring assets to the Purchasers and which employed the Transferred Employees  prior to the date of the Nomura Purchase Agreement (the “Nomura-Acquired Business”) (the “LBHI Services” and collectively with the Nomura Services, the “Services”).  For the avoidance of doubt, neither the LBHI Services nor the Nomura Services shall include any of the BarCap Services.  The parties acknowledge and agree that any BarCap Services of which Nomura will be the Recipient shall be provided by virtue of an assignment of the BarCap TSA pursuant to Section 9.10 thereof, and any BarCap Services of which LBHI Entities will be the Recipient shall be provided by virtue of the BarCap TSA.  If, for any reason, Nomura is unable to provide any Nomura Service to the LBHI Entities pursuant to the terms of this Agreement, Nomura shall provide to the applicable LBHI Entity a substantially equivalent service (a “Nomura Substitute Service”) in accordance with the terms of this Agreement, which such service shall be considered a Nomura Service for purposes of this Agreement.  The scope of each Nomura Service shall be substantially the same as the scope of such services provided by the applicable LBHI Entity to the applicable Retained LBHI Business in the ordinary course during the Benchmark Period (in each case, to the extent such Nomura Service was provided by Transferred Employees), and the use of each Nomura Service by an LBHI Entity shall include use by such LBHI Entity’s contractors in substantially the same manner as used by such contractors in the ordinary course, during the Benchmark Period.  If, for any reason, an LBHI Entity is unable to provide any LBHI Service to the Nomura Entities pursuant to the terms of this Agreement, LBHI shall provide to the applicable Nomura Entity a substantially equivalent service (an “LBHI Substitute Service”) in accordance with the terms of this Agreement, which such service shall be considered an LBHI Service for purposes of this Agreement.  The scope of each LBHI Service shall be substantially the same as the scope of such service provided by the applicable Retained LBHI Business to the applicable LBHI Entity in the ordinary course during the Benchmark Period, and the use of each LBHI Service by a Nomura Entity shall include use by such Nomura Entity’s contractors in substantially the same manner as used by such contractors in the ordinary course, during the Benchmark Period.  All Services shall be for the sole use and benefit of the respective Recipient, including any of such Recipient’s customers or clients of the type who received the use and benefit of the equivalent services in the ordinary course during the Benchmark Period; provided, however, that the Recipient agrees that it shall not re-market or act as a service provider with respect to any of the Services hereunder to a third party.

(b)           Each Service shall include, and the Service Charges reflect charges for, such maintenance, support, error correction, updates and enhancements normally and customarily provided by (i) the LBHI Entities which are transferring assets to the Purchasers and which employed the Transferred Employees to the other LBHI Entities that received such service prior to the date of the Nomura Purchase Agreement; and (ii) those other LBHI Entities that provided such services prior to the date of the Nomura Purchase Agreement to the LBHI Entities which are transferring assets to the Purchasers and which employed the Transferred Employees.  Each Service shall include all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by the relevant Provider that are not specifically described in this Agreement as a part of such Service, but are incidental to, and would normally be considered an inherent part of, or necessary subpart included within, such Service or are otherwise necessary for such Provider to provide, or the Recipient to receive, such Service.

(c)           Throughout the term of this Agreement, (i) each Provider and each Recipient of any Service shall cooperate with one another and use their good faith and commercially reasonable efforts to effect the efficient, timely and seamless provision and receipt of such Service and (ii) the Recipient shall use its good faith and commercially reasonable efforts to transition away and wind down its use of the Services.

(d)           This Agreement shall not assign any rights to Technology or Intellectual Property between the parties hereto.

(e)           Notwithstanding anything to the contrary herein, for the avoidance of doubt, Lehman Brothers Holdings plc, Lehman Brothers Limited, LB UK RE Holdings Limited and Lehman Brothers International (Europe) shall not be deemed LBHI Entities hereunder.

Section 2.02           Conversion Services.

(a)           During the term of this Agreement, the parties shall provide, or cause to be provided, the following information and support to the other party, as applicable, which support shall be included within the Services described herein or in the Schedules hereto:

(i)            current and reasonably available historical data owned by the Provider and related to the Services and predecessor services thereto as reasonably required by the relevant Recipient in connection with the conduct of the Nomura-Acquired Business (in the case of Nomura) or the Retained LBHI Business (in the case of the LBHI Entities) or for litigation or regulatory purposes, in a manner and within a time period as mutually agreed by the parties; and

(ii)           on commercially reasonable terms, which will be added to the Service Charges, the services of the employees and contractors of the relevant Provider whose assistance, expertise or presence is necessary to assist the Recipient’s transition team in establishing a fully functioning stand-alone environment (it being understood that the services of employees and contractors pursuant to this clause (ii) are not intended to be a substitute for the services of its own employees and third party consultants and advisors to be engaged by the relevant Recipient in connection with such transition or similar services, but instead to facilitate coordination with such individuals).

Section 2.03           Transition Services Managers.

(a)           Nomura shall appoint an individual, by giving written notice thereof to LBHI within three (3) Business Days following the date hereof, to act as its initial services manager (the “Nomura Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Nomura Services and have authority to act on Nomura’s behalf with respect to matters relating to this Agreement.  The Nomura Services Manager will work with the personnel of Nomura to periodically address issues and matters raised by LBHI relating to this Agreement.  Notwithstanding the requirements of Section 9.05, all communications from LBHI to Nomura pursuant to this Agreement regarding routine matters involving the Nomura Services shall be made through the Nomura Services Manager, or such other individual as specified by the Nomura Services Manager in writing and delivered to LBHI by email or facsimile transmission with receipt confirmed.  Nomura shall reasonably promptly notify LBHI of the appointment of a different Nomura Services Manager, if necessary, in accordance with Section 9.05.

(b)           LBHI shall appoint an individual, by giving written notice thereof to Nomura within three (3) Business Days following the date hereof, to act as its initial services manager (the “LBHI Services Manager”), who will be directly responsible for coordinating and managing the delivery of the LBHI Services and have authority to act on LBHI’s behalf with respect to matters relating to this Agreement.  The LBHI Services Manager will work with the personnel of LBHI to periodically address issues and matters raised by Nomura relating to this Agreement.  Notwithstanding the requirements of Section 9.05, all communications from Nomura to LBHI pursuant to this Agreement regarding routine matters involving the Services shall be made through the LBHI Services Manager, or such other individual as specified by the

LBHI Services Manager in writing and delivered to Nomura by email or facsimile transmission with receipt confirmed.  LBHI shall reasonably promptly notify Nomura of the appointment of a different LBHI Services Manager, if necessary, in accordance with Section 9.05.

Section 2.04           Personnel; Authorized Signatories.  The Provider will have the right, in its sole discretion, to (i) designate which personnel or third party service providers it will assign to perform Services, and (ii) remove and replace such personnel or third party service providers at any time.

Section 2.05           Performance and Receipt of Services.  The following provisions shall apply to the Services:

(a)           Security and Privacy.  Each Provider and Recipient shall at all times comply with its own then in-force security guidelines and policies applicable to the performance, access and/or use of the Services and Information Systems.  Where a Provider or Recipient receives access to the other party’s Information Systems, then it shall also comply with such other party’s security guidelines and policies.  The parties acknowledge that historically the Services governed by this Agreement have been rendered within a single group of related entities and a shared security environment, and that in order for Services to be rendered among and between the Nomura Entities and the LBHI Entities as unrelated entities additional systems, procedures, guidelines and policies may need to be established to render the Services in compliance with Law, regulation, and applicable privacy and security policies.  Each of the LBHI Entities and the Nomura Entities shall use its reasonable efforts to establish such additional systems, procedures, guidelines and policies in a manner that will not disrupt the rendering of Services or the LBHI Retained Businesses or the Nomura-Acquired Business, respectively.  Recipient shall bear all of its own costs and expenses in connection with such an effort; Provider’s costs and expenses in connection with such an effort will be included in the Service Charges to the extent directly related to providing the Services.

(b)           No Viruses.  Each of LBHI and Nomura shall take commercially reasonable measures to ensure that no Viruses or similar items are coded or introduced into the Services or Information Systems.  If a Virus is found to have been introduced into the Services or Information Systems, the parties hereto shall use their commercially reasonable efforts to cooperate and to diligently work together to eliminate the effects of such Virus.

(c)           Reasonable Care.  Each Provider and Recipient shall exercise reasonable care in providing and receiving the Services to (i) prevent access to the Services or Information Systems by unauthorized Persons and (ii) not damage, disrupt or interrupt the Services or Information Systems.

Section 2.06           Termination Services.  Each Provider shall reasonably cooperate with the Recipient of each Service, upon request and on commercially reasonable terms (which will be added to the Service Charges), to facilitate such Recipient’s transition to provision of such services by a replacement provider or by its own employees.

Section 2.07           Superseding Provisions.  Notwithstanding anything to the contrary contained in this Agreement:

(a)           no Provider shall be required hereunder to take any action (including by providing any Services) that would constitute, or that the Provider reasonably believes would constitute, (i) a violation of applicable Law, including any requirement of any Governmental Body, (ii) a breach of such Provider’s contractual obligations or (iii) any other violation of a third party’s rights; provided that in each of the foregoing circumstances the Provider shall use reasonable efforts to work around the impediment and endeavor to provide Services in a manner that does not violate Law, contractual obligations or third party rights;

(b)           no Provider shall be required hereunder to fund the Services or otherwise provide financial support, benefits or other consideration on the Recipient’s behalf to third parties, or to take custody of, settle, clear or handle securities, in connection with the Services, and the obligation to perform any Service involving funds shall be subject to the Recipient having previously made such funds available to the Provider specifically for such purpose;

(c)           any obligation to provide Services or otherwise undertake activities hereunder shall be limited to the party’s use of good faith and commercially reasonable efforts; and

(d)           the Provider shall not be responsible for any failure to provide Services hereunder to the extent arising from (i) the Recipient’s operations or systems or otherwise by the acts or omissions of the Recipient or individuals acting on its behalf, (ii) a third party’s failure to provide such Services or (iii) the failure of Recipient or its Affiliates to provide Services to Provider.

ARTICLE 3

ADDITIONAL AGREEMENTS AND ARRANGEMENTS

Section 3.01           Computer-Based Resources.  Commencing on the Completion, and for ninety (90) days thereafter, each party (the “Accessing Party”) shall continue to have access to the Information Systems of the other party (the “Providing Party”), to the extent such access to such Information Systems was available to the Accessing Party (or, in the case of Nomura, was available to the LBHI Entities which are transferring assets to the Purchasers and which employed the Transferred Employees prior to the date of the Nomura Purchase Agreement) immediately prior to the Completion and remains necessary for the Accessing Party to operate its business; provided, that (a) the Nomura Entities may take reasonable measures to restrict access by the LBHI Entities to any systems or data unrelated to the Retained LBHI Business to which the LBHI Entities are not entitled to access, (b) the LBHI Entities may take reasonable measures to restrict access by the Nomura Entities, to any systems or data unrelated to the Nomura-Acquired Business to which the Nomura Entities are not entitled to access, and (c) such continued access shall be subject to the Accessing Party complying with all reasonable security measures implemented by the Providing Party as deemed necessary by such Providing Party to protect its Information Systems.  Commencing no later than ten (10) Business Days after the Completion, representatives of Nomura and LBHI with authority in the area of Information Systems (the “IT Committee”) shall meet at such reasonable time, place and manner as they may agree, to develop a plan for migrating from the Information System infrastructure as deployed as of the Completion, to a final Information Systems infrastructure satisfactory to both Nomura and

LBHI (the “IT Migration Plan”).  The parties shall use reasonable efforts to enter into an IT Migration Plan no later than one month after the Completion and shall include, among other provisions, a time line for completing the migration of Information Services and a final migration deadline after which neither Nomura nor any LBHI Entity shall have access to all or any part of the Information Systems of the other party, except to the extent reasonably necessary for the receipt of the Services (subject to the accessing party complying with all reasonable security measures implemented by the providing party as deemed necessary by such providing party to protect its Information Systems), or as otherwise agreed in a separate agreement.  When finalized in writing and executed by the authorized representatives of Nomura and the LBHI Entities, the IT Migration Plan shall be deemed to be incorporated into this Agreement as an amendment and addition hereto.

Section 3.02           Intentionally left. blank

Section 3.03           Intentionally left blank.

Section 3.04           Access.  Nomura or LBHI, as the case may be, will allow the relevant Provider and its Representatives reasonable access to the facilities and personnel of the relevant Recipient, and shall provide such other reasonable cooperation and assistance, at the Recipient’s cost, necessary for the performance of the Services for the Provider to fulfill its obligations under this Agreement.

Section 3.05           Schedules.  The parties acknowledge and agree that the Services contemplated to be provided hereunder are not enumerated, defined or described in detail.  For purposes of illustration, the Services may include (or include aspects of) operational, financial, corporate, human resources, information technology and other services.  The parties shall cooperate in good faith to create Schedules to this Agreement, within thirty days following the Completion, that will contain a specific list of certain of the Services to be provided pursuant hereto, including, with respect to the IMD Business, potential additional specificity on the pricing model.  For the avoidance of doubt, but subject to Section 3.07, none of the Services shall require the relevant Provider to provide the legal services of any attorney to the Recipient in connection with any such Service (unless otherwise agreed in writing by the parties hereto).

Section 3.06           Intentionally left blank.

Section 3.07           Further Access.

(a)           For a period of two years after the Completion, the Nomura Entities shall provide, or use reasonable efforts to cause to be provided to, the LBHI Entities at no charge (other than Nomura’s out-of-pocket costs and expenses including contractor fees) with reasonable access to all individuals who were employees or contractors of the LBHI Entities prior to the Completion (and are employees or contractors of the Nomura Entities at the time of requested access), and who have material knowledge about the Retained LBHI Businesses or liabilities that were excluded pursuant to the Nomura Purchase Agreement, and Nomura shall use reasonable efforts to provide such individuals’ cooperation therewith. As part of the foregoing, for a period of ninety (90) days after Completion, (i) such employees shall provide reasonably necessary assistance to the LBHI Entities in the unwinding of the Retained LBHI Business and

(ii) such employees that are attorneys shall provide reasonably necessary legal services in the unwinding of the Retained LBHI Business (which legal services shall include but not be limited to legal services with respect to regulatory matters), provided that such assistance in (i) and (ii) shall be deemed Services as to which the Service Charges apply and in all instances shall be subject to any confidentiality, professional or ethical obligations or restrictions (including without limitation any potential conflicts).

(b)           For a period of two years after the Completion, the LBHI Entities shall provide, or use reasonable efforts to cause to be provided to, the Nomura Entities at no charge (other than LBHI’s out-of-pocket costs and expenses including contractor fees) with reasonable access to all individuals who were employees or contractors of the LBHI Entities prior to the Completion (and are employees or contractors of the LBHI Entities at the time of requested access), and who have material knowledge about the Nomura-Acquired Business or the Services to be provided by the Nomura Entities, and LBHI shall use reasonable efforts to provide such individuals’ cooperation therewith.

(c)           The parties recognize and understand that there will be substantial efforts in the period following the Completion in the integration of the Transferred Employees and the Transferred Assets into Nomura’s operations and the operation of the Nomura-Acquired Business, and the continuing efforts of LBHI to divest the remaining assets and wind down the Retained LBHI Business while maintaining the continuity thereof.  As such, the parties will work together to reasonably accommodate each other in such efforts while balancing Nomura’s needs for integration and operation with LBHI’s needs for information and support.

Section 3.08           Intentionally left blank.

Section 3.09           Notices.  If any of the LBHI Entities receive any notices related to the Nomura-Acquired Business it shall promptly forward them to Nomura and if any of the Nomura Entities receive any notices related to the Retained LBHI Businesses it shall promptly forward them to LBHI.

Section 3.10           Intentionally left blank.

Section 3.11           Access to Books and Records.  (a) The Nomura Entities shall provide the LBHI Entities reasonable access to books and records acquired as part of the Transferred Assets that are related and material to the Retained LBHI Business (to the extent such books and records are in a Nomura Entity’s possession at the time of requested access); and (b) the LBHI Entities shall provide  the Nomura Entities reasonable access to books and records that are related and material to the Nomura-Acquired Business (to the extent such books and records are in an LBHI Entity’s possession at the time of requested access).

ARTICLE 4

COSTS AND DISBURSEMENTS; PAYMENTS

Section 4.01           Costs and Disbursements; Payments.

(a)           Any Service to be provided by any Provider hereunder shall be charged to the Recipient thereof as follows (such charges, the “Service Charges”):

(i)            until the date that is nine (9) months after the Completion, at a cost equal to the Provider’s fully-loaded costs and expenses for providing such Service (including in such fully-loaded costs and expenses (x) an allocation for overhead costs to the extent directly related to providing the Services, (y) the amount of the actual payments made by the Provider to third-party providers for providing Services, and (z) associated overhead costs relating to the Services provided by such third-party providers) (“Provider’s Cost”), but without any markup for profit margin; and

(ii)           on and after the date that is nine (9) months after the Completion (including during any extension of the term of this Agreement), at a cost equal to Provider’s Cost plus 15% of Provider’s Cost.

Service Charges shall include value-added taxes and all other taxes payable in respect of the provision of the Services other than taxes imposed on the net income of the Provider.  If LBHI or Nomura (as applicable) is required, by Law or to otherwise avoid legal penalties under Law, to pay, directly or indirectly, to an Affiliate any transfer pricing markup or equivalent cost in order to deliver a Service, then such transfer pricing markup or cost shall be included in the relevant Service Charges, unless such mark-up or cost is subsequently recoverable by LBHI or Nomura (as applicable).

For the avoidance of doubt, Service Charges shall not include any amounts owed by a party (whether to third parties or Affiliates) prior to the Completion.

For the avoidance of doubt, Service Charges may increase or decrease, including, as a result of (i) an increase or decrease in the amount of such Services being provided to the Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase or decrease in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services (as compared to the rates or charges underlying a Service Charge), (iii) an increase or decrease in the payroll or benefits for any employees used by the Provider in providing the Services, or (iv) any increase or decrease in costs relating to any changes requested by the Recipient in the nature of the Services provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment).

(b)           The Provider shall deliver an invoice to the Recipient on a monthly basis (or, at the option of the Provider, at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of the Provider) in arrears for the Service Charges due to the Provider under this Agreement.  The Recipient shall pay the amount of such invoice by wire transfer or check to the Provider within thirty (30) days of the date of such invoice as instructed by the Provider; provided that to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency.  If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an interest rate of 1-1/2% per month over the Prime Rate, compounded monthly, accruing from the date the payment was due through the date of actual payment.  As soon as practicable after receipt of any reasonable written request by the Recipient, the Provider shall provide the Recipient with data and documentation reasonably satisfactory to the Recipient supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.  If, after reviewing such data and documentation, the Recipient disputes the Provider’s calculation of any amount due to the Provider, then the dispute shall be resolved pursuant to Section 7.01.

Section 4.02           No Right to Set-Off.  The Recipient shall pay the full amount of costs and disbursements incurred under this Agreement, and shall not set-off, counterclaim or otherwise withhold any other amount owed to the Provider on account of any obligation owed by the Provider to the Recipient.

ARTICLE 5

STANDARD FOR SERVICE; COMPLIANCE WITH LAWS

Section 5.01           Standard for Service.  Subject to the terms and conditions of this Agreement, the Provider agrees to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of the Provider prior to the Completion in the ordinary course of business during the Benchmark Period; provided, however, that notwithstanding the foregoing, the Provider shall have no liability hereunder for any Losses incurred by the Recipient except to the extent arising from Provider’s gross negligence or willful misconduct (and in any case subject to the limitations set forth in Article 6).

Section 5.02           Disclaimer of Warranties.  Except as expressly set forth herein, the parties hereto acknowledge and agree that the Services are provided as-is, that the applicable Recipient assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

ARTICLE 6

INDEMNIFICATION; LIMITATION ON LIABILITY

Section 6.01           Indemnification of Each Provider by the Relevant Recipient.  Subject to the limitations set forth in this Article 6, each Recipient shall indemnify and hold harmless each relevant Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”) from and against any and all loss, liability, claim, damage or expense (including legal fees and expenses) (“Losses”) to the extent owed to third parties, and reimburse each relevant Provider Indemnified Party for all expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a party, arising out of any claim by a third party to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, the transactions contemplated by this Agreement or such Provider’s actions or inactions in connection with any such Services or transactions; provided that such Recipient shall not be responsible for any Losses of such Provider Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with a Provider Indemnified Party’s gross negligence or willful misconduct in connection with any such Services or transactions, actions or inactions related thereto.

Section 6.02           Limited Liability of a Provider.  Notwithstanding Article 5 or anything else to the contrary contained herein, no Provider Indemnified Party shall have any liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by any Provider Indemnified Party pursuant to this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services or transactions, to any Recipient Indemnified Party, except  to the extent that any such Recipient Indemnified Party suffers a Loss that results from such Provider Indemnified Party’s gross negligence or willful misconduct in connection with any such Services or transactions, actions or inactions related thereto.

Section 6.03           Limited Liability of a Recipient.  Notwithstanding Article 5 or anything else to the contrary contained herein, no Recipient shall have any liability in contract, tort or otherwise, for or in connection with the transactions contemplated by this Agreement or such Recipient’s actions or inactions in connection with any Services or transactions, to any Provider, except (a) to the extent that any such Provider suffers a Loss that results from such Recipient’s gross negligence or willful misconduct in connection with any such transactions, actions or inactions related thereto or (b) to the extent owed pursuant to Recipient’s indemnification obligations in Section 6.01.

Section 6.04           Additional Limitation on Liability.

(a)           Notwithstanding any other provision contained in this Agreement, no Provider Indemnified Party shall be liable for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses, including any damages due to business interruption or loss of profits.

(b)           Except for the indemnification obligations set forth in Section 6.01, the aggregate liability and indemnification of each of Nomura and LBHI (or their respective assignees in accordance with Section 9.10) with respect to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Charges paid hereunder to Nomura or LBHI (or such respective assignees), as the case may be.

Section 6.05           Liability for Payment Obligations.  Nothing in this Article 6 shall be deemed to eliminate or limit, in any respect, a party’s express obligation in this Agreement to pay or reimburse, as applicable, for (i) Termination Charges, (ii) Service Charges for Services rendered in accordance with this Agreement, (iii) amounts in respect of conversion services provided pursuant to Section 2.02, or (iv) other costs and expenses to the extent expressly provided herein.

Section 6.06           Obligations Several and Not Joint.  As between a Recipient and a permitted third-party assignee of the Recipient, the obligations of each such party under this Agreement shall be several and not joint.

Section 6.07           THE DISCLAIMER OF WARRANTY, LIMITATION OF LIABILITY AND OVERALL ALLOCATION OF RISK BETWEEN THE PARTIES ARE FUNDAMENTAL ELEMENTS OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.  THE PROVIDER WOULD NOT BE ABLE OR WILLING TO PROVIDE THE SERVICES WITHOUT THE PROTECTIONS PROVIDED TO PROVIDER PURSUANT TO SUCH PROVISIONS.  IF ANY APPLICABLE COURT HOLDS ANY DISCLAIMER, LIMITATION OF LIABILITY OR ALLOCATION OF RISK CONTAINED IN THIS SECTION TO BE UNENFORCEABLE, THEN A PARTY’S LABILITY WILL BE LIMITED TO THE FULLEST POSSIBLE EXTENT PERMITTED BY APPLICABLE LAW.

ARTICLE 7

DISPUTE RESOLUTION

Section 7.01           Dispute Resolution.

(a)           In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), the parties hereto agree that the Nomura Services Manager and LBHI Services Manager (or such other Persons as Nomura and LBHI may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved to the mutual satisfaction of Nomura and LBHI within sixty (60) days after the initial notice of the Dispute (or such longer period as such parties may agree), then, a senior executive on behalf of Nomura and a senior executive on behalf of LBHI shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional twenty (20) days (or such longer period as such parties may agree).  If such Dispute has not been finally resolved at the end of such twenty-day period, then either party may pursue remedies in accordance with Section 9.11.  Notwithstanding the foregoing, a

Provider shall have no obligation to comply with this Section 7.01(a) before exercising any rights or remedies it may have under this Agreement.

(b)           In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally adjudicated pursuant to the dispute resolution and/or judicial process set forth in Section 7.01(a) or Section 9.11, it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (i) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) Business Days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus 1-1/2% per month over the Prime Rate, compounded monthly, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider and (ii) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) Business Days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus
1-1/2% per month over the Prime Rate, compounded monthly, accruing from the date such payment originally should have been made by the Recipient to the time of reimbursement by the Recipient.

ARTICLE 8

TERMINATION

Section 8.01           Termination.

(a)           This Agreement shall come into effect with respect to the Services in relation to a particular LBHI Entity upon the completion of the sale of the transferred assets of such LBHI Entity under the Nomura Purchase Agreement and shall terminate as to any particular Service upon the earliest to occur of (i) the first date on which the applicable party has no further need to have such Service provided by the applicable Provider or (ii) the mutual written agreement of the parties to terminate this Agreement in its entirety or (iii) as further set out below.  All Services shall terminate no later than the earliest of (x) eighteen (18) months following the Completion and (y) twelve (12) months from the closing date of the sale of the Retained LBHI Business or portion of the Nomura-Acquired Business, as applicable, to which such Service relates or from which the Service is provided and (z) such date as Recipient has developed an alternative source of such Services; provided, that if there is no third party vendor or service provider that can reasonably provide a comparable Service, and the absence of such Service would cause a material adverse effect on the value of the relevant underlying business operations or assets, then, upon written notice from Recipient at least sixty (60) days prior to the twelve month anniversary of the Completion, such services shall be extended until the earliest of: (1) thirty (30) months following the Completion; (2) twenty-four (24) months from the closing date of the sale of the Retained LBHI Business or portion of the Nomura-Acquired Business, as applicable, to which such Service relates or from which the Service is provided and (3) such date as Recipient has developed an alternative source of such Services.  This Agreement shall terminate once the provision of Services hereunder has terminated, and, for the avoidance of doubt, this Agreement shall terminate at the end of the time periods set forth above, provided that any provision of this Agreement which is expressly stated to survive termination of this Agreement shall continue notwithstanding the expiry of the Services.

(b)           The Retained LBHI Businesses will use reasonable efforts to alter their operations to minimize or eliminate the need for Nomura Services (including by obtaining replacement services from a third party provider) as promptly as reasonably practicable as they wind down their operations or dispose of them to a third party. In addition, (i) a Recipient may from time to time terminate this Agreement with respect to any particular Service, in whole but not in part (1) for any reason or no reason upon providing at least thirty (30) days prior written notice to the Provider of such termination, subject to the obligation to pay Termination Charges, as provided for under Section 8.02, (2) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient, or (3) immediately upon mutual written agreement of the parties hereto, and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service or Services, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider.  In the event that the effective date of the termination of any particular Service is a day other than at the end of a billing period, the Service Charge associated with such Service shall be pro-rated appropriately.

(c)           A Recipient may from time to time request a reduction in part of the scope or amount of any particular Service.  If requested to do so by Recipient, the Provider agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions.  In the event that any particular Service is reduced other than at the end of a billing period, the Service Charge associated with such Service for the billing period in which such Service is reduced shall be pro-rated appropriately. Without limiting Section 8.01(a), the IMD Entities may request termination of any particular Service with respect to them upon six (6) months’ prior written notice in which case such Service will be terminated and charges for such Service will cease accruing at the end of such six (6) month period.

(d)           The Recipient may terminate this Agreement upon the occurrence of a Force Majeure event pursuant to Section 8.04 below that materially disrupts the provision of Services, and Provider’s failure to fully restore such Services within 90 days, and the Provider’s further failure to fully restore such Services 30 days after its receipt of written notice of Recipient’s intention to so terminate pursuant to this Section 8.01(d) sent after the expiration of the initial 90-day period.

(e)           The parties agree to discuss in good faith implementing reasonable measures to address situations that may arise after the date of this Agreement in which Recipient requires an extension of the provision of one or more Services beyond the term provided for herein or Provider requires relief from the provision of one or more Services because such Services are unduly burdensome or inconsistent with the strategic and operational objectives of Provider.

Section 8.02           Effect of Termination.  Upon termination of any particular Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for (i) the Service Charges owed and payable in respect of Services provided prior to the effective date of termination and (ii) any Termination Charges.  Upon termination of any particular Service pursuant to this Agreement, the relevant Provider shall reduce for the next billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation and/or information regarding the calculation of the amount of the reduction.

Section 8.03           Survival.  In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article 1, Article 6 (including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), Article 7, Article 8, Article 9, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges shall continue to survive indefinitely.

Section 8.04           Force Majeure.  No party hereto (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same  as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service.  In the event of an occurrence of a Force Majeure, the party hereto whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01           Independent Contractors.  In providing the Services hereunder, the Provider shall act solely as independent contractor and nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture, or principal/agent relationship between the Provider, on the one hand, and the Recipient, on the other.  All Persons employed by the Provider in the performance of its obligations under this Agreement shall be the sole responsibility of the Provider.

Section 9.02           Subcontractors.  Any Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that such

Provider shall in all cases remain responsible for all its obligations under this Agreement.  Under no circumstances shall any Recipient be responsible for making any payments directly to any subcontractor engaged by a Provider.

Section 9.03           Books and Records.  All books, records and data maintained by a Provider for a Recipient with respect to the provision of a Service to such Recipient shall be the exclusive property of such Recipient.  The Recipient, at its sole cost and expense, shall have the right to inspect, and make copies of, any such books, records and data during regular business hours upon reasonable advance notice to the Provider.  At the sole cost and expense of the Recipient, upon termination of the provision of any Service, the relevant books, records and data relating to such terminated Service shall be delivered by the Provider to the Recipient in a mutually agreed upon format to the address of the Recipient set forth in Section 9.05 or any other mutually agreed upon location; provided, however, that the Provider shall be entitled to retain one copy of all such books, records and data relating to such terminated Service for archival purposes and for purposes of responding to any dispute that may arise with respect thereto.

Section 9.04           Treatment of Confidential Information.

(a)           The parties hereto shall not, and shall cause all other Persons providing Services or having access to information of the other party that is known to such Person as confidential or proprietary (“Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other party; provided, however, that each party may disclose Confidential Information of the other party, to the extent permitted by applicable Law (i) to its Representatives on a need-to-know basis in connection with the performance of such party’s obligations under this Agreement, (ii) in any report, statement, testimony or other submission required to be made to any Governmental Body having jurisdiction over the disclosing party, or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, investigation or administrative proceeding.  In the event that a party hereto becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other party, such disclosing party shall provide the other party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other party (at such other party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its reasonable best efforts (at such other party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)           Each party hereto shall, and shall cause its Representatives to protect the Confidential Information of the other parties by using the same degree of care to prevent the unauthorized disclosure of such as the party uses to protect its own confidential information of a like nature.

(c)           Each party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services hereunder.

Section 9.05           Notices.  Except with respect to routine communications by the Nomura Services Manager and LBHI Services Manager under Section 2.03, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.05):

(a)	if to Nomura:

Nomura Holdings Inc.
c/o Nomura International plc
Nomura House
1 St. Martin’s-le-Grand
London EC1A 4NP
Attention: General Counsel and Company Secretary

Facsimile: (44 20) 7521 2121

with a copy to:

Freshfields Bruckhaus Deringer
11th Floor
Two Exchange Square
Hong Kong
Attention: Robert Ashworth
Facsimile: (852) 2810 6192

(b)	if to LBHI:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, NY 10019
Attention: William B. Gordon
Facsimile: 646-758-4226

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jeffrey Osterman
Facsimile: (212) 310-8007

Section 9.06           Regulatory Approval and Compliance.  Each party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of Nomura and LBHI shall, subject to reimbursement of out-of-pocket expenses by the requesting party, cooperate and provide one another with all reasonably requested assistance (including the execution of documents and the provision of relevant information) required by the requesting party to ensure compliance with all applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the Services.

Section 9.07           Further Assurances.  Each party hereto covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate this Agreement.

Section 9.08           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement can be consummated as originally contemplated to the greatest extent possible.

Section 9.09           Entire Agreement.  Except as otherwise expressly provided in this Agreement, the Nomura Purchase Agreement and this Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

Section 9.10           Assignment; Third-Party Beneficiaries.

(a)           This Agreement shall not be assigned or sublicensed by operation of Law or otherwise without the prior written consent of the parties hereto; provided, however, that, subject to Section 9.10(b):

(i)            the LBHI Entities shall have a right to assign or sublicense their rights and obligations hereunder, in whole or in part, (A) with respect to the IMD Entities (as of the date hereof) to one or more related purchasers (in a single transaction or a series of related transactions) of (x) any or all of the IMD Business or (y) any or all of the assets of, or entities that conduct, the IMD Business, (B) with respect to any other acquirors of the Retained LBHI Business, if the absence of such Service would cause a material adverse effect on the value of the underlying business operations or assets, and (C) with respect to any of their Affiliates, Subsidiaries or purchasers of their business (including to any liquidators or provisional liquidators of any LBHI Entities) solely for use by such Affiliate, Subsidiary or purchaser in connection with the winding up of such business, and

(ii)           the Nomura Entities may assign their rights and obligations hereunder, in whole or in part, (A) with respect to any acquirors of the Nomura-Acquired Business, if the absence of such Service would cause a material adverse effect on the value of the underlying business operations or assets, and (B) to a single purchaser (in a single transaction or a series of related transactions) of (x) any or all of the Nomura-Acquired Business or (y) any or all of the assets of, or entities that conduct, the Nomura-Acquired Business.

(b)           Notwithstanding anything to the contrary, the total number of parties to which each of the LBHI Entities, on one hand, and the Nomura Entities, on the other hand, may assign their rights and obligations pursuant to Section 9.10(a) shall not exceed six (i.e., up to six separate assignments for each party to this Agreement); provided that the LBHI Entities shall have the right to assign their rights and obligations hereunder up to two additional parties provided that, notwithstanding Section 8.01(a), in the case of such two additional parties, the Services pursuant to those assigned rights shall terminate one (1) year after the Completion.  With respect to the sale of the following businesses – the IMD Business; the LBHI Entity private equity business; and the businesses conducted by the LBHI Entities in each of India and Europe - if there is an assignment hereunder to a single buyer of more than one of the foregoing businesses, then, solely for the purposes of this Section 9.10(b), such assignment shall count as separate assignment for each of such businesses.  For illustrative purposes, if there is an assignment hereunder to a single buyer for the India and Europe businesses, then it shall count as two assignments towards the total of six.  The parties agree to negotiate in good faith if either party requests the right to make additional assignments hereunder to a buyer of a part of such party’s business to which this Agreement relates if the absence of such Service would cause a material adverse effect to the underlying business operations or asset being sold.

(c)           Any permitted assignee in accordance with this Section 9.10 shall be required to execute a counterpart to this Agreement, agreeing to be bound by the terms and conditions set forth herein.  Further, permitted assignees hereunder shall not themselves be permitted to assign any part of the rights or obligations assigned to them without the prior written consent of the non-assigning party.  Each party shall require any assignee or purchaser of any business or asset that had been providing (or had been used to provide) Services hereunder, the absence of which would cause a material adverse effect to the Recipient, to continue to provide Services to the Recipient pursuant to the terms and conditions of this Agreement as a condition to such assignment or purchase.  For the avoidance of doubt, a change of control of an entity shall be deemed an assignment hereunder.

(d)           Except as provided in Article 6 with respect to Provider Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.11           Governing Law; Submission to Jurisdiction.  (a) This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise, and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law principles that might lead to the application of the Laws of any other jurisdiction.

(b)           Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.05 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.05.

Section 9.12           Amendment.  No provision of this Agreement, including any Schedule hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to this Agreement.  No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 9.13           Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, including the Schedules hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic form, (h) provisions shall apply, when appropriate, to successive events and transactions, (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (j) Nomura and LBHI have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any such party by virtue of the authorship of any of the provisions in any of this Agreement, (k) a reference to any Person includes such Person’s successors and permitted assigns, (l) any reference to “days” means calendar days unless Business Days are expressly specified, and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 9.14           Counterparts.  This Agreement may be executed in two or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.15           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH SUCH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.

Section 9.16           Enforcement.  The parties agree that irreparable damage may result, and that the parties may not have any adequate remedy at Law, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached.  It is accordingly agreed that, notwithstanding the penultimate sentence of Section 7.01(a), if either party breaches its obligation to consummate the transactions contemplated by this Agreement, the non-breaching party shall be entitled to seek equitable relief, in addition to all other remedies available to the parties at Law or in equity as a remedy for any such breach or threatened breach.  Such equitable remedies may be sought in any court referred to in Section 9.11(b).

Section 9.17           Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of either Nomura or LBHI or their respective Affiliates shall have any liability for any obligations or liabilities of Nomura or LBHI, respectively, under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ James P. Fogarty
Name: James P. Fogarty
Title: Executive Vice President

NOMURA HOLDINGS INC.

By:	/s/ Takumi Shibata
Name:
Title:

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TRANSITION SERVICES AGREEMENT